Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of July 6, 2016, between GOODMAN NETWORKS INCORPORATED, a Texas corporation (“Goodman”), and DYCOM INDUSTRIES, INC., a Florida corporation (“Dycom”, and together with Goodman, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of June 2, 2016 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein in accordance with Section 11.08 thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Amendment to Section 1.01.

a.	The definition of “Ancillary Agreements” in Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Ancillary Agreements” means the Bill of Sale and Assignment, the Assumption Agreement, the Escrow Agreement and the Transition Services Agreement.”

b.	The definition of “Indemnity Escrow Amount” in Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows”

““Indemnity Escrow Amount” means the sum of $20,000,000.”

c.	The following definitions are added to Section 1.01 of the Purchase Agreement:

“AT&T Consent” means that certain consent and release agreement, dated as of July 6, 2016, among AT&T Mobility LLC, AT&T Services, Inc., Goodman Networks Incorporated, Ansco & Associates, LLC and Dycom Industries, Inc.

“Sales Tax Liabilities” means the proposed assessment issued by the Texas Comptroller of Public Accounts for the July 1, 2009 through January 31, 2013 period, dated November 18, 2015, which was protested by the Seller through its representatives Montgomery Coscia Greilich

LLP, December 18, 2015, attached hereto as Exhibit 1.01(f), and any other sales and use tax assessment or Liability proposed by the Texas Comptroller of Public Accounts or any other Governmental Authority of Texas for periods (or portions of periods) ending on or prior to the Closing.

Section 2. Amendment to Section 1.02. Section 1.02 of the Purchase Agreement is hereby amended by deleting the references to “Katy Sublease Agreement” and “Katy Property” therein.

Section 3. Amendment to Section 2.02(b). Section 2.02(b) of the Purchase Agreement is hereby amended by deleting the word “and” at the end of subsection (viii) thereto, by replacing the period at the end of subsection (ix) thereto with “; and” and by adding, in a new subsection (x) thereto, the following:

“(x) all Sales Tax Liabilities.”

Section 4. Amendment to Section 2.05(g). Section 2.05(g) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“[Intentionally omitted]”

Section 5. Amendment to Section 2.06(c). Section 2.06(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“[Intentionally omitted]”

Section 6. Amendment to Section 5.02. The following language is added to Section 5.02 of the Purchase Agreement, in a new subsection (e) thereto:

“(e) In order to facilitate an audit of the Business by the Purchaser for any periods prior to the Closing, the Seller will reasonably cooperate with the Purchaser in connection therewith and will, upon reasonable notice and at the Purchaser’s expense, afford the officers, employees, agents and representatives of the Purchaser, during normal business hours, with access to any books and records related to the Business and employees of the Seller, including furnishing customary representation letters.”

Section 7. Amendment to Section 5.04(d). The following language is added to Section 5.04(d) of the Purchase Agreement, immediately prior to the last sentence thereof:

“To the extent that Seller is not able to procure a consent, approval or authorization in respect of any Subcontractor Agreement that is required to be obtained pursuant to Section 8.01(f), Seller shall, at Purchaser’s request and cost, exercise any rights it has under such Subcontractor Agreement on Purchaser’s behalf, including with respect to any warranty Claims.”

Section 8. Amendment to Section 5.16. Section 5.16 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“[Intentionally omitted]”

Section 9. Amendment to Section 5.18. Section 5.18 of the Purchase Agreement is hereby amended by adding, at the end thereof, the following:

“In the event that the Seller files a petition for reorganization under Chapter 11 of the United States Bankruptcy Code, as part of any reorganization plan proposed by the Seller, the Seller shall agree to assume this Agreement and the AT&T Consent, in each case without any modification thereto.”

Section 10. New Section 5.20. The following is added as a new Section 5.20 of the Purchase Agreement:

“Effective at the Closing, Seller shall transfer to Purchaser each item of leased equipment set forth in Section 5.20 of the Disclosure Schedule (collectively, the “Leased Facility Items”), and such Leased Facility Items shall constitute Purchased Assets under this Agreement. Promptly following the Closing, Purchaser shall purchase each Leased Facility Item from its respective lessor for the applicable buyout amount set forth opposite such Leased Facility Item in Section 5.20 of the Disclosure Schedule.”

Section 11. Amendment to Section 9.05(b). The final two sentences of Section 9.05(b) of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:

“Notwithstanding anything in this Section 9.05(b) to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim, provided, however, that the Purchaser may, after consulting with the Seller in good faith and considering the views of the Seller, settle any Third Party Claim related to the Sales Tax Liabilities asserted by AT&T or any of its Affiliates and may, with the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), settle any Third Party Claim related to the Sales Tax Liabilities asserted by the Texas Comptroller of Public Accounts or any other Governmental Authority of Texas. Notwithstanding anything in this Section 9.05 to the contrary, if the Seller is the Indemnifying Party, it shall not be entitled to undertake the defense of a Third Party Claim if such Third Party Claim relates to or arises in connection with (x) any criminal Action or any Action seeking equitable or remedial relief, (y) any Action that is asserted directly by or on behalf of a Person that is a supplier or customer of the Purchaser or the Business that is not also a supplier or customer of the Seller or (z) any Action arising out of or related to the Sales Tax Liabilities that is asserted by AT&T or any of its Affiliates or by the Texas Comptroller of Public Accounts or any other Governmental Authority of Texas against the Purchaser.”

Section 12. Amendment to Section 9.07(b). Section 9.07(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the earlier of (i) the effectiveness of a plan of reorganization of the Seller under Chapter 11 of the United States Bankruptcy Code which includes the assumption of this Agreement and the AT&T Consent, in each case without any modification thereto, and (ii) completion by the Seller of an out of court restructuring which includes the Noteholder Consent, the Seller and the Purchaser shall promptly jointly instruct the Escrow Agent to release to the Seller an amount of the Escrow Funds equal to $10,000,000 minus any amounts delivered to a Purchaser Indemnified Party pursuant to Section 9.07(a) or for which an unresolved Claim has been made and that have not previously been deducted. Upon the date of the final resolution with the State of Texas of the Sales Tax Liabilities that acknowledges the Purchaser has no liability in respect of the Sales Tax Liabilities or that is otherwise reasonably satisfactory to the Purchaser, the Seller and the Purchaser shall promptly jointly instruct the Escrow Agent to release to the Seller an amount of the Escrow Funds equal to $10,000,000 minus any amounts delivered to a Purchaser Indemnified Party pursuant to Section 9.07(a) or for which an unresolved Claim has been made and that have not previously been deducted. For the avoidance of doubt, if neither of the conditions set forth in the conditions set forth in the first sentence of this Section 9.07(b) has been satisfied, then $10,000,000 of the Indemnity Escrow Amount shall remain in escrow to satisfy the Seller’s obligations under Section 9.02 until the later of (i) the date upon which any such amounts are paid to the Purchaser or released to the Seller in accordance with the preceding sentence and (ii) the twelve-month anniversary of the Closing.”

Section 13. Amendments to the Disclosure Schedule.

a.	Sections 1.01(c), 1.01(f), 2.01(b)(v), 3.02, 3.11(a)(i), 3.11(a)(v), 3.14(a)(1), 3.14(a)(2), 3.14(a)(3), 3.16(a)(ii), 3.20(a), 5.15 and 8.02(f) of the Disclosure Schedule are hereby amended and restated in their entirety to read as set forth on Schedules A-M hereto.

b.	New Sections 3.14(a)(5), 3.22 and 5.20 are hereby added to the Disclosure Schedule, which new section shall read as set forth on Schedules N-P hereto.

Section 14. No Other Modification. Except to the extent specifically amended herein or supplemented hereby, all terms, conditions and provisions of the Purchase Agreement remain unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Purchase Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Purchase Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

Section 15. Miscellaneous. The provisions of Sections 1.03 (Interpretation and Rules of Construction), 11.03 (Notices), 11.05 (Severability), 11.07 (Assignment), 11.08 (Amendment), 11.09 (Waiver), 11.11 (Specific Performance), 11.12 (Governing Law), 11.13 (WAIVER OF JURY TRIAL) and 11.14 (Counterparts) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron B. Hill
Name: Ron B. Hill
Title: Chief Executive Officer, President and Executive Chairman

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DYCOM INDUSTRIES, INC.

By:	/s/ Steven Nielsen
Name: Steven Nielsen
Title: President and CEO

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]